Exhibit 99.1

XELR8 HOLDINGS ANNOUNCES SENIOR MANAGEMENT CHANGES

Company Also Reports that Direct Selling Network Continued to Grow in September

Denver, CO — (PR NEWSWIRE) — October 16, 2006 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today announced key changes to the Company’s senior leadership team.  Specifically, Earnest Mathis, current Chairman and CEO, will resign his position as Chief Executive Officer, but remain Chairman of the Board, responsible for not only leading the Board of Directors, but also providing strategic oversight to XELR8’s senior executive team.  John Pougnet’s current executive role as Chief Financial Officer will be expanded to also include the title and responsibilities of Chief Executive Officer.

In addition, the Company reported that it modified its employment contracts with the Company’s founder Sanford Greenberg and VP of Operations Timothy Transtrum, each of which previously provided for an indefinite and four year term of service, respectively.  Sanford Greenberg’s contract has been modified to define a term of three years, effective October 1, 2006.  Timothy Transtrum’s contract has been modified to define a term of six months, effective October 1, 2006.

Commenting on the changes, Pougnet stated, “XELR8 has and will continue to greatly benefit from Earnest’s vision, leadership and governance expertise.  However, in light of other nonaffiliated business interests that demand more of his attention, it became necessary to reduce Earnest’s day-to-day management responsibilities at XELR8.  In the capacity of Chairman, Earnest will remain very active in overseeing the Company’s corporate governance, while also closely advising our executive staff on corporate and strategic issues on an ongoing basis.   The contractual changes we effected with several senior staff members were simply done to ensure that XELR8 and these individuals achieved greater short term clarity on employment commitments.”

In other news, XELR8 reported that the number of direct selling professionals comprising the Company’s distribution network increased to 3,085 as of the end of September, representing a modest net gain on distributors that numbered 3,053 as of the end of August 2006.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on

Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	ceo@xelr8.com	prh@efcg.net